

ILLINOIS POWER COMPANY
STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO
FIXED CHARGES
(Thousands of Dollars)

                   Year Ended December31,     Supplemental **                    Supplemental **
-----------------------------------------------------------------------------------------------------------
                                      1990       1990       1991     1992     1993     1993     1994
Earnings Available for Fixed Charges:
Net Income (Loss) per
   "Statement of Income"             ($78,484) ($78,484) $109,244 $122,088 ($56,038) ($56,038) $180,242
 Add:
  Income Taxes:
   Current                             21,307    21,307    29,369   22,930   25,260    25,260    58,354
   Deferred - Net                      36,545    36,545    45,990   63,739   82,057    82,057    71,177
  Allocated income taxes                2,608     2,608    (1,348)  (6,632) (12,599)  (12,599)   (8,285)
  Investment tax credit - deferred    (14,121)  (14,121)      (11)    (519)    (782)     (782)  (11,331)
  Income tax effect of
     disallowed costs                 (24,759)  (24,759)        -        -  (70,638)  (70,638)      -
  Interest on long-term debt          191,559   191,559   176,179  160,795  154,110   154,110   135,115
  Amortization of debt expense and
   premium-net, and other interest
   charges                             13,162    13,162     9,004   12,195   17,007    17,007    15,826
  One-third of all rentals (Estimated to be
   representative of the interest
   component)                           5,053     5,053     4,996    5,117    5,992     5,992     5,847
  Interest on in-core fuel              6,802     6,802     8,862    8,278    6,174     6,174     7,185
  Disallowed Clinton plant costs           -    160,328         -        -        -   270,956        -
                                     --------  --------  -------- -------- --------  --------  --------

Earnings (loss) available
    for fixed charges                $159,672  $320,000  $382,285 $387,991 $150,543  $421,499  $454,130
                                     ========  ========  ======== ======== ========  ========  ========

Fixed charges:
 Interest on long-term debt          $191,559  $191,559  $176,179 $160,795 $154,110  $154,110  $135,115
 Amortization of debt expense and
  premium-net, and other
  interest charges                     31,093    31,093    25,553   25,785   27,619    27,619    25,381
 One-third of all rentals (Estimated to be
  representative of the interest
  component)                            5,053     5,053     4,996    5,117    5,992     5,992     5,847
                                     --------  --------  -------- -------- --------  --------  --------
Total Fixed Charges                  $227,705  $227,705  $206,708 $191,697 $187,721  $187,721  $166,343
                                     ========  ========  ======== ======== ========  ========  ========
Ratio of earnings to fixed charges       0.70*     1.41      1.85     2.02     0.80*     2.25      2.73
                                     ========  ========  ======== ======== ========  ========  ========

   * Earnings are inadequate to cover fixed charges. Additional earnings (thousands) of $68,033 and $37,178 for 1990 and 1993, respectively, are required to attain a one-to-one ratio of Earnings to Fixed Charges.

   ** Supplemental ratio of earnings to fixed charges presented to exclude nonrecurring item - Disallowed Clinton plant costs.


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